              SUPPLEMENT NO. 1 TO PROSPECTUS DATED MARCH 12, 2001

                               [MANUGISTICS LOGO]

                                  $250,000,000

                 5% CONVERTIBLE SUBORDINATED NOTES DUE 2007 AND
               COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES
                            ------------------------

     This is a supplement to the Prospectus dated March 12, 2001 (the "Prospectus") relating to $250,000,000 principal amount of our 5% Convertible Subordinated Notes due 2007 (the "Notes") and the shares of our common stock issuable upon conversion of the Notes.

     The table in the "Selling Holders" section on page 19 of the Prospectus is hereby supplemented by the addition of the following:

                                                                            SHARES OF
                                                    PRINCIPAL AMOUNT      COMMON STOCK
                                                        OF NOTES           USABLE UPON
                                                   BENEFICIALLY OWNED     CONVERSION OF
                 SELLING HOLDER                       AND OFFERED           NOTES (1)
                 --------------                    ------------------   -----------------
B.C. McCabe Foundation (2).......................     $   100,000              2,269
Banc of America Securities LLC (3)...............           4,000                 90
Bank Austria Cayman Island, Ltd. ................       3,200,000             72,624
CALAMOS(R) Convertible Growth and Income
  Fund -- CALAMOS(R) Investment Trust............         725,000             16,453
CALAMOS(R) Convertible Technology
  Fund -- CALAMOS(R) Investment Trust............          75,000              1,702
Credit Suisse First Boston Corporation...........         900,000             20,425
KBC Financial Products USA (2)...................       2,400,000             54,468
Lord Abbett Bond Debenture Fund (2)..............       2,500,000             56,737
Morgan Stanley & Co. ............................         150,000              3,404
Ramius Capital Group Holdings, Ltd. .............         900,000             20,425
RCG Latitude Master Fund.........................         400,000              9,078
                                                      -----------            -------
          Total..................................     $11,354,000            257,675
                                                      ===========            =======

---------------

(1) Assumes a conversion rate of approximately 22.695 shares of common stock per $1,000 principal amount of Notes and a cash payment in lieu of any fractional interest.

(2) The amounts listed are in addition to the amounts listed for the named Selling Holder in the Prospectus dated March 12, 2001.

(3) The holder was one of the two initial purchasers of the Notes from Manugistics.

     Errata: The total number of shares of common stock issuable upon conversion of the Notes held by the Selling Holders listed on page 21 of the Prospectus should have been stated as 4,962,162.

     All of the other portions of the Prospectus remain unchanged.

                 The date of this Supplement is March 26, 2001